Donald Smith & Co., Inc.

                                 CODE OF ETHICS


                                                       Adopted September 3, 2002

I.       PURPOSE

                  Donald Smith & Co., Inc. has a fiduciary duty to its clients which requires each employee to act solely for the benefit of clients. This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or of their investment advisers or principal underwriters. The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder. Rule 17j-1(a) sets forth the following general prohibitions:

         It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in the Rule, by such registered investment company to:

         A. employ any device, scheme or artifice to defraud such registered investment company;

         B. make to such registered investment company any untrue statement of material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

         D. engage in any manipulative practice with respect to such registered investment company.

         Also, each employee has a duty to act in the best interest of the firm. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

II.      GENERAL PRINCIPLES

         In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the firm's Code to all employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work on behalf of an Investment Company avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the
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interests of shareholders. If you have any doubt as to the propriety of any activity, you should consult the Review Officers.

         While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

         A The interests of the shareholders must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the shareholders.

         B. Personal investments should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

         C. Employees should not take inappropriate advantage of their position.

III.     DEFINITIONS

         A.       "Adviser" means Donald Smith & Co., Inc.

         B.       "Access Person" means every employee of the Adviser.

         C. "Advisory Person" means (1) any employee of the adviser or of any company in a Control relationship to Donald Smith & Co., Inc., who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
                  (2) any natural person in a Control relationship, or deemed by the Review Officer to be in a control relationship, to Donald Smith & Co., Inc. who obtains information concerning the recommendations made to an Investment Company with regard to the purchase or sale of a security.

         D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         E. "Beneficial Ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

         F.       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Act.

         G. "Investment Advisory Client" means any person for whom the Adviser provides discretionary advisory services.

         H. "Personal Securities Transactions" means transactions in Securities (i) for your own account, including IRAs, or (ii) for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent

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                  relatives), or accounts in which you have a beneficial
                  interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

         I. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

         J. "Review Officer" means the officer of the Adviser and/or the Distributor designated from time-to-time by Donald Smith & Co., Inc. to receive and review reports of purchases and sales by Access Persons.

         K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include (i) direct obligations of the Government of the United States,
                  (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by registered open-end investment companies (including shares of registered open-end investment companies that are traded on an exchange).

         L. "Security held or to be acquired" by an Investment Company means any Security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its Adviser for purchase by such company.

IV.      EXEMPTED TRANSACTIONS

         The following transactions are exempt from the restrictions and procedures on personal securities transactions set forth in Section V.A.1 below:

         A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control;

         B. Purchases or sales which are non-volitional on the part of the Access Person;

         C. Purchases which are part of an automatic dividend reinvestment plan;

         D. Purchases and sales for which the Review Officer has granted an exemption. The Review Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the employee's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the employee's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors.

                  Any employee wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive exemptive applications by an employee will not be well received.

V.       RESTRICTIONS AND PROCEDURES ON PERSONAL SECURITIES TRANSACTIONS

         A. Prohibited Purchases and Sales - Except as otherwise provided in Section IV hereof:

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                  1.       No Access Person shall purchase or sell, directly or
                           indirectly, any Security which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                           (a) is being considered for purchase or sale by an
                               Investment Company; or

                           (b) is being purchased or sold by an Investment
                               Company.

                  2. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company) any information regarding Securities transactions by an Investment Company or consideration by an Investment Company or Donald Smith & Co., Inc. of any such Securities transaction.

         B. Gifts: No Access Person shall receive any gift or other thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of an Investment Company.

         C. Other Conflicts of Interest: Access Persons should also be aware that areas other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

                  1. "Inside Information" - Specific reference is made to Donald Smith & Co., Inc.'s collective policy on the use of "inside information" which applies to Personal Securities Transactions as well as to client transactions.

                  2. "Use of Information" - Information acquired in connection with employment by the organization may not be used in any way which might be contrary to or in competition with the interests of clients.

                  3. "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside of our organization and in no way can be used for personal gain.

VI.      COMPLIANCE PROCEDURES

         A. Preclearance: All Access Persons are required to "preclear" Personal Securities Transactions prior to execution through the Review Officer. This includes bonds, stocks (including closed-end funds), convertibles, preferreds, options on securities, warrants, rights, etc. for domestic and foreign Securities whether publicly traded or privately placed. In addition, the Review Officer may require non-Access Persons to preclear Personal Securities Transactions as he or she may deem necessary and appropriate for compliance with this Code.

                  The following Personal Securities Transactions shall be excepted from this preclearance requirement; please note, however, that these transactions must be reported even though they do not have to be precleared (see Section VII for reporting requirements):

                  1. purchases or sales of a Security (other than securities issued in an initial public offering or a private placement) in an amount that does not exceed $2,000,

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                           provided that the aggregate of all such trades during
                           any given 30 day period does not exceed $25,000;

                  2. purchases or sales of financial futures or options on futures;

                  3. purchases which are part of an automatic dividend reinvestment plan or automatic employee stock purchase plan; and

                  4. purchases or sales which are non-volitional on the part of the Access Person (e.g. gifts, or transactions which result from corporate action applicable to all similar Security holders, such as splits, tender offers, mergers, stock dividends, etc.).

         B. Initial Public Offerings: No Access Person may acquire securities in an initial public offering without the prior written approval of the Review Officer.

         C. Private Placements: No Access Person may acquire securities in a private placement without the prior written approval of the Review Officer.

         D. Records of Securities Transactions: All Access Persons are to direct their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts.

         E. Post-Trade Monitoring: The Review Officer shall review all Personal Securities Transactions by Access Persons to ensure that no conflict exists with Investment Company trades.

VII.     REPORTING REQUIREMENTS

         A. Initial Holdings Report. No later than 10 days after becoming an Access Person, whether through outside hiring or internal transfer, every Access Person shall report to the Review Officer the following information:

                  1. The title, number of share and principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

                  2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  3.       The date the report is submitted by the Access
                           Person.

         B. Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter, every Access Person shall report to the Review Officer, the following information(1):

--------
1 Access Persons who provide copies of confirmations and periodic statements pursuant to Section VII hereof need only certify in such report that no other transactions were executed during the quarter.

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                  1.       With respect to any transaction during the quarter in
                           a Personal Security Transaction in which the Access Person had any direct or indirect Beneficial
                           Ownership:

                           a. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

                           b. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

                           c. The price of the Security at which the transaction was effected;

                           d. The name of the broker, dealer or bank with or through which transaction was effected; and

                           e. The date that the report is submitted by the Access Person.

                  2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           a. The name of the broker, dealer or bank with whom the Access Person established the account;

                           b.       The date the account was established; and

                           c. The date the report is submitted by the Access Person.

         C. Annual Holdings Reports and Certifications. Annually, every Access Person shall report and certify the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                  1. The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

                  2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

                  3. Certification that he or she has (i) read and understands this Code and recognizes that he or she is subject to the Code and (ii) complied with all requirements of the Code to which he or she is subject and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and

                  4.       The date that the report is submitted by the Access
                           Person.

         D. Exceptions to Reporting Requirements. An Access Person need not make a report under this Section VII with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

         The reports required by this section may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making

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         the report  has any direct or  indirect  Beneficial  Ownership  in the
         Security to which the reports relates.

VIII.    CLASSIFICATION OF EMPLOYEES

         Unless otherwise determined, each employee shall be classified as an Access Person for the purposes of this Code. Notwithstanding the foregoing, an employee may seek a determination from the Chief Executive Officer of the Adviser or the Distributor, as applicable, that the employee is a Non-Access Person because of the limited nature of the employee's functions or duties. The Chief Executive Officer will make this determination on a case-by-case basis, and the employee will only be classified as a Non-Access Person if the Chief Executive Officer determines that the employee does not make, participate in, or obtain information regarding the purchases or sales of securities by an Investment Company, and such employee's functions do not relate to the making of any recommendations with respect to such purchases or sales. Periodically thereafter, but no less frequently than annually, the Chief Executive Officer shall reevaluate the employee's Non-Access Person classification. The Review Officer shall maintain a record of all such determinations, and will communicate any changes in classification directly to the employee.

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IX.      SANCTIONS

         If the Review Officer determines that an employee has committed a violation of the Code, the Review Officer shall promptly notify the Chief Executive Officer of the Adviser or the Distributor, as applicable, who shall be responsible for determining whether it is appropriate to impose sanctions or take other actions against the employee. The Chief Executive Officer shall make such determination in light of all relevant facts and circumstances, including the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the employee's responsibilities under the Code and the employee's past history of compliance or non-compliance with the Code. Such sanctions or other actions may include, but are not limited to, one or more of the following:

         o requiring the employee to refrain from personal trading for a period;

         o disgorgement of any profits associated with transactions which constitute a violation of the Code, or restitution to an affected client or investment company;

         o requiring the employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom;

         o    a letter of censure;

         o    a monetary fine levied at the employee;

         o    suspension of the employment of the employee;

         o    termination of the employment of the employee;

         o civil referral to the SEC or other civil regulatory authority, if appropriate under the circumstances; or

         o    criminal referral, if appropriate under the circumstances.

         The Chief Executive Officer shall have the sole authority to determine the sanction or other action, if any, to be imposed for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Prior to imposing sanctions or taking other actions against the employee, the Chief Executive Officer shall provide the employee with an opportunity to present information bearing on these matters.

         Failure to comply with any sanctions, including the failure to abide by a directive to reverse a trade or refrain from further trading, may result in the imposition of additional sanctions. Unless, in the opinion of the Chief Executive Officer, there are extenuating circumstances, a repeat violation of the Code and any violation involving deception, dishonesty or a willful failure to comply, will result in one or more of the most severe sanctions, including the imposition of a monetary fine and/or the suspension or termination of employment.

         If the employee committing the violation is the Chief Executive Officer of the Adviser, the Review Officer shall make a determination with respect to sanctions or actions described above in place of the Chief Executive Officer, and report all violations and sanctions or actions to all investment advisory clients.

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